Exhibit 8

FOURTH AMENDMENT

TO THIRD AMENDED EMPLOYMENT AGREEMENT

This Fourth Amendment, dated as of March 25, 2019 (this “Fourth Amendment”), is made to that certain Third Amended Employment Agreement (as further described below) by and between Steven Madden, Ltd., a Delaware corporation (the “Corporation”), and Steven Madden (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation and the Employee are parties to that certain Third Amended Employment Agreement executed as of July 15, 2005 and effective as of July 1, 2005, as amended by Amendment, dated as of December 14, 2009, as further amended by Second Amendment, dated as of December 31, 2011, as further amended by Amended and Restated Second Amendment, dated as of December 31, 2011 and as further amended by Third Amendment to the Third Amended Employment Agreement, dated as of April 8, 2016 (collectively, the “Employment Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Corporation believes it to be in the best interests of the Corporation to extend the term of the Employment Agreement to further secure the services of the Employee for three years beyond the term reflected in the Employment Agreement and the Employee is agreeable to such extension;

NOW, THEREFORE, in consideration of the agreement of the parties contained herein and for ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Effective as of the date of this Fourth Amendment, Section 3 of the Employment Agreement shall be deleted in its entirety and in lieu thereof the following paragraph shall be inserted:

“Section 3. TERM OF EMPLOYMENT. The term of the Employee’s employment, unless sooner terminated as provided herein, shall commence on the Effective Date of this Third Amended Employment Agreement and end on December 31, 2026.”

2. In consideration of the agreement of the Employee to the extension effected by this Fourth Amendment, the Corporation shall grant to the Employee under the Steven Madden, Ltd. 2006 Stock Incentive Plan (the “Plan”) on the date of execution of this Fourth Amendment (the “Restricted Shares Grant Date”), a restricted stock award for 200,000 shares (the “Restricted Shares”) of common stock of the Corporation under the Plan which Restricted Shares shall be subject to certain restrictions including, without limitation, that the Employee will not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Restricted Shares except as set forth under the Plan or the restricted stock agreement to be entered into by the Corporation and the Employee concurrently herewith. Vesting of the Restricted Shares shall occur in annual installments over three years commencing on December 31, 2024 on which date 66,666 shares of the Restricted Shares shall vest and continuing to vest thereafter on each of December 31, 2025 and December 31, 2026 when 66,667 shares of the Restricted Shares shall vest; provided, however, in each case, that the Employee continues to be employed by the Corporation on each such date through December 31, 2026. Notwithstanding the foregoing, the Restricted Shares shall immediately vest, in full, upon the occurrence of any of the following events: (i) the Employee’s death, (ii) the Employee’s Total Disability (as defined in the Employment Agreement) and (iii) a Change of Control (as defined in the Employment Agreement) of the Corporation; provided, however, in each case, that the Employee continues to be employed by the Corporation on the date of the occurrence of such event. The grant shall be evidenced by, and subject to the additional terms and conditions contained in, the Plan and the associated restricted stock agreement.

3. Except as modified hereby, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first set forth above.

STEVEN MADDEN, LTD.

Date: March 25, 2019	By:	/s/ Edward R. Rosenfeld
	Name:	Edward R. Rosenfeld
	Title:	Chief Executive Officer

Date: March 25, 2019	/s/ Steven Madden
STEVEN MADDEN

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EXHIBIT A

Employment Agreement

See attached.

THIRD AMENDMENT

TO THIRD AMENDED EMPLOYMENT AGREEMENT

This Third Amendment, dated as of April 8, 2016 (this “Third Amendment”), is made to that certain Third Amended Employment Agreement (as further described below) by and between Steven Madden, Ltd., a Delaware corporation (the “Corporation”), and Steven Madden (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation and the Employee are parties to that certain Third Amended Employment Agreement executed as of July 15, 2005 and effective as of July 1, 2005, as amended by Amendment, dated as of December 14, 2009, as further amended by Second Amendment, dated as of December 31, 2011, and as further amended by Amended and Restated Second Amendment, dated as of December 31, 2011 (collectively, the “Employment Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, in paragraph (a) of Section 4.13 of the Employment Agreement the Corporation and the Employee, among other things, acknowledge the Employee’s indebtedness to the Corporation in the principal amount of $3,000,000, which indebtedness is evidenced by a promissory note substantially in the form of Exhibit C to the Employment Agreement (the “Note”) and secured by a pledge of shares of common stock of the Corporation owned by the Employee; and

WHEREAS, the Corporation and the Employee have agreed to substitute the pledged shares of common stock of the Corporation securing the Employee’s obligations under the Note with securities (other than securities of the Corporation) held by the Employee in a securities brokerage account; and

WHEREAS, the Corporation and the Employee desire to amend and restate paragraph (a) of Section 4.13 of the Employment Agreement to reflect such substitution of collateral security.

NOW, THEREFORE, in consideration of the agreement of the parties contained herein and for ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Effective as of the date of this Amendment, the Employment Agreement is amended as follows:

          a.      Paragraph (a) of Section 4.13 (Cancellation of Indebtedness) of the Employment Agreement shall be deleted in its entirety and in lieu thereof the following paragraph shall be inserted:

                                  “(a)          Amended and Restated Promissory Note. The Corporation and the Employee acknowledge that the Employee is indebted to the Corporation in the principal amount of Three Million Dollars ($3,000,000.00), plus accrued interest thereon, pursuant to a Third Amended and Restated Secured Promissory Note (as amended by First Allonge dated as of April 8, 2016 and as further amended, restated or otherwise modified from time to time, the “Promissory Note”). As set forth in the Promissory Note, effective January 1, 2012, interest on the principal amount of the Promissory Note ceases to be applicable and no longer accrues. The Promissory Note, which matures and becomes due and payable on December 31, 2023, is secured by a first priority, continuing security interest in a securities brokerage account maintained by the Employee, together with all securities entitlements carried therein and all proceeds thereof (the “Collateral”). Commencing on December 31, 2014 and continuing, annually, on each December 31 through December 31, 2023, one-tenth (1/10th) of the aggregate principal amount under the Promissory Note together with all accrued interest thereon shall be cancelled by the Corporation, and, concurrently with each such annual cancellation, the Corporation shall release a portion of the Collateral to be determined by the Board of Directors, in its sole discretion, generally to correlate with the amount cancelled without leaving the Corporation inadequately secured; provided, in each case, that the Employee continues to be employed by the Corporation on each such December 31st.”

2. Except as modified hereby, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first set forth above.

STEVEN MADDEN, LTD.

Date: April 8, 2016	By:	/s/ Arvind Dharia
	Name:	Arvind Dharia
	Title:	Chief Financial Officer

Date: April 8, 2016	/s/ Steven Madden
STEVEN MADDEN

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AMENDED AND RESTATED SECOND AMENDMENT

TO THIRD AMENDED EMPLOYMENT AGREEMENT

This Amended and Restated Second Amendment, dated as of December 31, 2011 (this “Amended and Restated Second Amendment”), is made to that certain Second Amendment to Third Amended Employment Agreement (the “Second Amendment”) by and between Steven Madden, Ltd., a Delaware corporation (the “Corporation”), and Steven Madden (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation and the Employee are parties to that certain Third Amended Employment Agreement executed as of July 15, 2005 and effective as of July 1, 2005, as amended by Amendment, dated as of December 14, 2009 (collectively, the “Employment Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Corporation believes it to be in the best interests of the Corporation to extend the term of the Employment Agreement to further secure the services of the Employee and to make certain other modifications to the terms of the Employee’s employment and the Employee is agreeable to such extension and modifications; and

WHEREAS, the Corporation and the Employee entered into the Second Amendment to the Employment Agreement which inadvertently did not delete Section 4.6 of the Employment Agreement as intended by the parties; and

WHEREAS, the Corporation and the Employee desire to delete Section 4.6 of the Employment Agreement dealing with an expense allowance for Mr. Madden in Section 1(f) below, and, given the recent execution of the Second Amendment and the limited nature of this revision, wish to do this in this Amended and Restated Amendment by effecting such change in Section 1(f) below leaving all other provisions unchanged;

NOW, THEREFORE, in consideration of the agreement of the parties contained herein and for ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Effective as of the date of this Amendment, the Employment Agreement is amended as follows:

a.             Section 3 of the Employment Agreement shall be deleted in its entirety and in lieu thereof the following paragraph shall be inserted:

“Section 3. TERM OF EMPLOYMENT. The term of the Employee’s employment, unless sooner terminated as provided herein, shall commence on the Effective Date of this Third Amended Employment Agreement and end on December 31, 2023 (the “Term”).”

b.             Section 4.1 of the Employment Agreement shall be deleted in its entirety and in lieu thereof the following paragraph shall be inserted:

“4.1 BASE SALARY. During the first six years and six months of the Term through December 31, 2011, the Corporation shall pay to the Employee an annual base salary of Six Hundred Thousand Dollars ($600,000.00) for his services hereunder (less such deductions as shall be required to be withheld by applicable laws and regulations) which base salary shall be increased in each of the third and fifth years of this Agreement by seven (7.0%) percent on a compound basis reflecting an agreed upon cost of living adjustment. Thereafter, commencing on January 1, 2012, the Corporation shall pay to the Employee an annual base salary of Five Million Four Hundred Sixteen Thousand Six Hundred Sixty-Seven Dollars ($5,416,667.00) for his services hereunder which base salary shall be adjusted annually as set forth on Exhibit B attached hereto and made a part hereof (in each case, less such deductions as shall be required to be withheld by applicable laws and regulations), provided, however, that such annual base salary shall be amended in accordance with the terms hereof in the event that the Employee elects the Additional Restricted Shares Amendment (as hereinafter defined) pursuant to Section 4.12(c) hereof.”

c.              Section 4.3 of the Employment Agreement shall be amended such that the first sentence thereof shall be deleted in its entirety and in lieu thereof the following sentences shall be inserted with the remainder of the Section remaining unchanged:

“4.3 ANNUAL BONUS. For each fiscal year of the Term from the Effective Date through December 31, 2011, the Corporation shall pay to the Employee a cash bonus in an amount determined by the Board of Directors, which amount shall be not less than two (2.0%) percent of the Corporation’s earnings for such fiscal year before interest, tax, depreciation and amortization (the “Cash Bonus”); provided, however, that the Cash Bonus payable to the Employee for the fiscal year ending December 31, 2011 shall be calculated exclusive of earnings generated from acquisitions made in such fiscal year including, without limitation, the acquisitions of The Topline Corporation and Cejon, Inc. Any Cash Bonus paid to the Employee after December 31, 2011 shall be at the sole discretion of the Board of Directors. “

d.             Section 4.4 of the Employment Agreement shall be amended such that the first sentence thereof shall be deleted in its entirety and in lieu thereof the following sentences shall be inserted with the remainder of the Section remaining unchanged:

“Subject to the availability of shares under the Corporation’s 1999 Stock Plan (the “1999 Plan”) or any successor plan and to compliance with the HSR Act (as hereinafter defined), on or about the date of the Corporation’s annual meeting (but not later than June 30th) for each year of the Term (beginning in 2006) (each, a “Grant Date”), the Employee shall be eligible for an option (“Annual Option”) to purchase shares of common stock of the Corporation in an amount equal to not less than 100% of the largest aggregate amount of annual option grants to any other continuing full-time employee of the Corporation over the twelve (12) months up to and including the applicable Grant Date or otherwise with respect to the same option period (excluding sign-on or other grants outside of the ordinary course of such employee’s employment) (the “Base Amount”); provided, however, that the Board of Directors may determine, if consistent with the opinion of a qualified outside compensation consultant, that Employee is eligible to receive options to purchase between 100% and 150% of the Base Amount; provided, further, that from and after December 31, 2011, the Annual Option to which the Employee shall be eligible shall reflect a number of shares determined as the greater of (i) the Base Amount and (ii) 100,000 shares, subject to the immediately preceding proviso allowing the Board of Directors the discretion to grant an option equal to 150% of the Base Amount if greater than 100,000 shares; provided, further, however, that approval by the Corporation’s shareholders shall be required if Employee is to receive options to purchase in excess of 150% of the Base Amount. The Employee and the Corporation acknowledge that exercise of any Annual Option may subject the Employee and/or the Corporation to the filing requirements of the HSR Act. If any approval or waiting period under the HSR Act shall be required prior to the Employee being able to exercise any Annual Option, then the Corporation and the Employee agree to promptly make all necessary notifications or other filings required by the HSR Act and to cooperate with one another to supply promptly any information and documentation that may be required or requested by the Department of Justice or the Federal Trade Commission pursuant to the HSR Act. The Corporation shall pay applicable filing fees and reasonable attorneys’ fees of the Employee incurred in connection with the preparation and filing of all documentation required or requested pursuant to the HSR Act. The Employee and the Corporation acknowledge and agree that, to the extent that the HSR Act is applicable to the exercise of the Annual Option, the issuance of the shares subject to the Annual Option shall be conditioned upon and subject to compliance with the HSR Act.”

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e.             Section 4.7 of the Employment Agreement shall be amended by adding at the end thereof the following sentence:

“In addition, the Company shall pay on behalf of the Employee and for the Employee’s benefit the premiums related to the Employee’s personal life insurance policy in an amount not to exceed $200,000.00 per year.”

f.              Each of Section 4.6 and 4.8 of the Employment Agreement shall be deleted in its entirety and in lieu thereof the word “Reserved.” shall be inserted.

g.             Section 4.10 of the Employment Agreement shall be amended so that the first sentence thereof shall be deleted in its entirety and in lieu thereof the following shall be inserted with the remainder of the Section remaining unchanged:

“4.10 NEW BUSINESS BONUS. For each fiscal year of the Term from the Effective Date through December 31, 2011, the Corporation shall pay to the Employee a cash bonus in respect of new business (as hereinafter defined) in an amount to be determined by the Board of Directors, which amount shall not be less than two and one-half (2.5%) percent of new business gross direct revenues (i.e., direct revenues from new business as hereinafter defined except new business license or other fee income) and not less than ten (10.0%) percent of all license or other fee income above Two Million Dollars ($2,000,000.00); provided, however, that the cash bonus payable to the Employee in respect of new business for the fiscal year ending December 31, 2011 shall be calculated exclusive of revenues generated from acquisitions made in such fiscal year including, without limitation, the acquisitions of the Topline Corporation and Cejon, Inc. For the avoidance of doubt, no cash bonus in respect of new business shall be payable to the Employee with respect to any fiscal year of the Term after December 31, 2011.”

h.             A new Section 4.12 shall be added to the Employment Agreement, immediately following Section 4.11, which shall read as follows:

“4.12 GRANTS OF RESTRICTED STOCK.

                 (a)            Grant of Restricted Stock. Subject to the availability of shares of common stock of the Corporation reserved for issuance under the Steven Madden, Ltd. 2006 Stock Incentive Plan (the “Plan”) and compliance with the HSR Act (as hereinafter defined), as applicable, as contemplated by Section 4.12(e) hereof, on the first business day of January, 2012 on which the Corporation’s common stock is traded (the “Restricted Shares Grant Date”), the Corporation shall grant to the Employee a restricted stock award for a number of shares (the “Restricted Shares”) of common stock of the Corporation under the Plan determined as hereinafter set forth which Restricted Shares shall be subject to certain restrictions including, without limitation, that the Employee will not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Restricted Shares except as set forth under the Plan or the restricted stock agreement to be entered into by the Corporation and the Employee at the time of the grant. The Restricted Shares to be issued to the Employee shall be valued at Forty Million Dollars ($40,000,000.00) and the number of Restricted Shares to be issued shall be determined by dividing Forty Million Dollars ($40,000,000.00) by the closing price of the common stock of the Corporation on the Restricted Shares Grant Date; provided, however, that, in the event that the Corporation does not have a sufficient number of shares of common stock available for such issuance under its charter or the Plan, the Board of Directors, in its sole discretion, shall determine a reasonable lesser number of shares to issue as of the Restricted Shares Grant Date, provided that, the Corporation shall undertake to amend the Corporation’s charter to increase the number of authorized shares or to increase the number of shares available for issuance under the Plan, as applicable, to allow for further issuance of Restricted Shares to the Employee to equal the aggregate value of Forty Million Dollars ($40,000,000.00) and, in each case, subject to receipt of stockholder approval therefor and, the number of Restricted Shares to be issued, in such event, shall be determined by dividing the difference of Forty Million Dollars minus the dollar value of the Restricted Shares theretofore issued to the Employee by the closing price of the common stock of the Corporation on the actual date of issuance (i.e. the first business day on which the Corporation’s common stock is traded following receipt of the applicable stockholder approval). In the event that compliance with the HSR Act, to the extent required, shall not have occurred by the Restricted Shares Grant Date, the issuance of the Restricted Shares shall not occur until the first business day on which the Corporation’s common stock is traded following receipt of the applicable approval or the lapse or termination of the applicable waiting period associated with such compliance and the number of Restricted Shares to be issued, in such event, shall be determined by dividing Forty Million Dollars ($40,000,000.00) by the closing price of the common stock of the Corporation on the actual date of issuance (i.e. the first business day on which the Corporation’s common stock is traded following receipt of the applicable approval or the lapse or termination of the applicable waiting period).

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                 (b)            Vesting of Restricted Shares. Vesting of the Restricted Shares shall occur in equal annual installments over seven years commencing on December 31, 2017, on which date the first one-seventh (1/7th) of the Restricted Shares shall vest and continuing to vest thereafter on each December 31 through December 31, 2023; provided, however, in each case, that the Employee continues to be employed by the Corporation on each such date through December 31, 2023. Notwithstanding the foregoing, the Restricted Shares shall immediately vest, in full, upon the occurrence of any of the following events: (i) the Employee’s death, (ii) the Employee’s Total Disability (as hereinafter defined) and (iii) a Change of Control (as hereinafter defined) of the Corporation, provided, however, in each case, that the Employee continues to be employed by the Corporation on the date of the occurrence of such event. The grant shall be evidenced by, and subject to the additional terms and conditions contained in, the Plan and the associated restricted stock agreement.

                 (c)            Additional Restricted Shares Amendment. The Employee shall have the right to elect a further amendment to this Agreement (the “Additional Restricted Shares Amendment”) providing for (i) an additional grant to the Employee of restricted shares (the “Additional Restricted Shares”) of common stock of the Corporation under the Plan (or a successor plan) valued at Forty Million Dollars ($40,000,000.00) which Additional Restricted Shares shall be subject to certain restrictions including, without limitation, that the Employee will not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Additional Restricted Shares except as set forth under the Plan (or such successor plan) or the restricted stock agreement to be entered into by the Corporation and the Employee at the time of the grant and (ii) an adjustment of the Employee’s base salary from and after December 31, 2012 as set forth on Exhibit B attached hereto and made a part hereof (in each case, less such deductions as shall be required to be withheld by applicable laws and regulations). The Employee shall have the right to elect the Additional Restricted shares Amendment on any of June 30, September 30 or December 31, 2012 (the “Election Date”) by providing written notice of such election to the Corporation on such date. The number of Additional Restricted Shares to be issued to the Employee shall be determined by dividing Forty Million Dollars ($40,000,000.00) by the closing price of the common stock of the Corporation on the first business day on which the Corporation’s common stock is traded following the Election Date (the “Additional Restricted Shares Grant Date”); provided, however, that, in the event that the Corporation does not have a sufficient number of shares of common stock available for such issuance under its charter or the Plan (or any successor plan), the Board of Directors, in its sole discretion, shall determine a reasonable lesser number of shares to issue as of the Additional Restricted Shares Grant Date, provided that, the Corporation shall undertake to amend the Corporation’s charter to increase the number of authorized shares or to increase the number of shares available for issuance under the Plan (or any successor plan), as applicable, to allow for further issuance of Additional Restricted Shares to the Employee to equal the aggregate value of Forty Million Dollars ($40,000,000.00) and, in each case, subject to receipt of stockholder approval therefor, and the number of Additional Restricted Shares to be issued, in such event, shall be determined by dividing the difference of Forty Million Dollars ($40,000,000.00) minus the dollar value of the Additional Restricted Shares theretofore issued to the Employee by the closing price of the common stock of the Corporation on the actual date of issuance (i.e. the first business day on which the Corporation’s common stock is traded following receipt of stockholder approval). The issuance of the Additional Restricted Shares shall be subject to compliance with the HSR Act (as hereinafter defined), as contemplated by Section 4.12(e) hereof. In the event that compliance with the HSR Act, to the extent required, shall not have occurred by the Election Date, the issuance of the Additional Restricted Shares shall not occur until the first business day on which the Corporation’s common stock is traded following receipt of the applicable approval or the lapse or termination of the applicable waiting period associated with such compliance and the number of Additional Restricted Shares to be issued, in such event, shall be determined by dividing Forty Million Dollars ($40,000,000.00) by the closing price of the common stock of the Corporation on the actual date of issuance (i.e. the first business day on which the Corporation’s common stock is traded following receipt of the applicable approval or the lapse or termination of the applicable waiting period).

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                 (d)            Vesting of Additional Restricted Shares. Vesting of the Additional Restricted Shares shall occur in equal annual installments over six years commencing on December 31, 2018, on which date the first one-sixth (1/6th) of the Additional Restricted Shares shall vest and continuing to vest thereafter on each December 31 through December 31, 2023; provided, however, in each case, that the Employee continues to be employed by the Corporation on each such date through December 31, 2023. Notwithstanding the foregoing, the Additional Restricted Shares shall immediately vest, in full, upon the occurrence of any of the following events: (i) the Employee’s death, (ii) the Employee’s Total Disability (as hereinafter defined) and (iii) a Change of Control (as hereinafter defined) of the Corporation, provided, however, in each case, that the Employee continues to be employed by the Corporation on the date of the occurrence of such event. The grant shall be evidenced by, and subject to the additional terms and conditions contained in, the Plan and the associated restricted stock agreement.

                 (e)            Implications of Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Employee and the Corporation acknowledge that the restricted stock award of Restricted Shares and the possible restricted stock award of Additional Restricted Shares may subject the Employee and/or the Corporation to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”). If any approval or waiting period under the HSR Act shall be required prior to the Employee being able to accept the grant, then the Corporation and the Employee agree to promptly make all necessary notifications or other filings required by the HSR Act and to cooperate with one another to supply promptly any information and documentation that may be required or requested by the Department of Justice or the Federal Trade Commission pursuant to the HSR Act. The Corporation shall pay applicable filing fees and reasonable attorneys’ fees of the Employee incurred in connection with the preparation and filing of all documentation required or requested pursuant to the HSR Act. The Employee and the Corporation acknowledge and agree that, to the extent that the HSR Act is applicable to the restricted stock award contemplated hereby, the issuance of the Restricted Shares and the Additional Restricted Shares, as applicable, shall be conditioned upon and subject to compliance with the HSR Act.

                 (f)             Rule 144. With a view toward making available to the Employee the benefits of certain rules and regulations of the Securities and Exchange Commission (the “Commission”) that may permit the sale of the Restricted Shares and the Additional Restricted Shares, once vested, to the public without registration, the Corporation agrees to:

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                                  (i)          make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act of 1933, as amended (the “Act”), until such date as all of the Restricted Shares and the Additional Restricted Shares shall have been resold;

                                  (ii)         file one or more registration statements on Commission Form S-8 (or any successor or analogous form with respect to the registration of securities issuable under an employee benefit plan) with respect to the registration of securities issuable under the Plan (or any successor or additional plan under which the Restricted Shares or Additional Restricted Shares are issued) and maintain the effectiveness of such registration statements until such date as all Restricted Shares or Additional Restricted Shares have been issued pursuant to such registration statements; and

                                  (iii)        maintain the registration of the Corporation’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), use its reasonable best efforts to maintain the listing of such common stock on a National Securities Exchange (as such term is defined in the Exchange Act), and file with the Commission, in a timely manner, all reports and other documents required of the Corporation under the Act and the Exchange Act.”

i.               A new Section 4.13 shall be added to the Employment Agreement, immediately following new Section 4.12, which shall read as follows:

“4.13. CANCELLATION OF INDEBTEDNESS.

                 (a)             Amended and Restated Promissory Note. The Corporation and the Employee acknowledge that the Employee is indebted to the Corporation in the principal amount of Three Million Dollars ($3,000,000.00), plus accrued interest thereon, pursuant to a Second Amended and Restated Secured Promissory Note, dated April 6, 2009 (the “Promissory Note”). Pursuant to the terms of the Promissory Note, among other things, (i) principal under the Promissory Note bears interest at the rate of six percent (6.0%) per annum, (ii) the Promissory Note matures on June 30, 2015 and (iii) the Employee’s obligations under the Promissory Note are secured by a pledge of 315,000 shares (the “Pledged Shares”) of common stock of the Corporation owned by the Employee. The terms of the Promissory Note shall be amended and an amended and restated promissory note substantially in the form of Exhibit C attached hereto (the “Restated Promissory Note”) shall be executed by the Employee reflecting the following: (a) the term of the Restated Promissory Note shall be extended through December 31, 2023; (b) effective January 1, 2012, interest on the principal amount under the Restated Promissory Note shall cease to be applicable and shall no longer accrue; and (c) commencing on December 31, 2014 and continuing, annually, on each December 31 through December 31, 2023, one-tenth (1/10th) of the aggregate principal amount under the Restated Promissory Note together with all accrued interest thereon shall be cancelled by the Corporation, and, concurrently with each such annual cancellation, the Corporation shall release a number of the Pledged Shares to be determined by the Board of Directors, in its sole discretion, generally to correlate with the amount cancelled without leaving the Corporation inadequately secured; provided, in each case, that the Employee continues to be employed by the Corporation on each such December 31st.

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                 (b)             Effect of Death, Total Disability, Change of Control, Resignation or Termination. In the event of the Employee’s death, Total Disability or a Change of Control, cancellation of all amounts payable under the Restated Promissory Note shall be accelerated such that no amounts shall be payable under the Restated Promissory Note and the Restated Promissory Note shall be deemed paid in full, provided, in each case, that the Employee continues to be employed by the Corporation on the date of the occurrence of such event. In the event that the Employee resigns from the Corporation with Good Reason or is terminated from his employment with the Corporation without Cause prior to the expiration of the Term, all amounts remaining due under the Restated Promissory Note shall bear interest at the rate of six percent (6.0%) per annum from the date of such termination of employment and such amounts shall remain due and payable in accordance with the terms of the Restated Promissory Note. In the event that the Employee resigns from the Corporation without Good Reason or is terminated from his employment with the Corporation For Cause, all amounts then due under the Restated Promissory Note shall be accelerated and become due and payable to the Corporation immediately.”

j.               A new Section 4.14 shall be added to the Employment Agreement, immediately following new Section 4.13, which shall read as follows:

          “ 4.14          EPS OPTION GRANT.

            (a)             Earnings Per Share Option Grant. Subject to the availability of shares of common stock of the Corporation reserved for issuance under the Plan or any successor plan and to compliance with the HSR Act, in the event that the Corporation shall achieve earnings per share on a fully-diluted basis equal to $3.00 (the “Target EPS”) as to any fiscal year ending December 31, 2015 or after, the Corporation shall grant to the Employee on March 1 of the year immediately succeeding the fiscal year in which the Target EPS are achieved an option to purchase 500,000 shares of common stock of the Corporation (the “EPS Option”).

            (b)             Terms of EPS Option. The EPS Option shall have a term of seven years and shall vest in equal annual installments of 20% (or as to 100,000 shares each year) over a five-year period following the date of grant commencing on the first anniversary of the date of grant and shall be exercisable after vesting at a price equal to the closing price of the common stock of the Corporation on the first business day on which the Corporation’s common stock is traded immediately preceding the date of grant; provided, however, that if the Employee ceases to be an employee of the Corporation, the term of the EPS Option shall be shortened in accordance with the Plan or any successor plan under which the EPS Option is granted. The EPS Option shall only be granted to the Employee once during the Term notwithstanding that the Corporation may achieve the EPS Target in numerous fiscal years during the Term and, notwithstanding anything to the contrary contained herein, if the Employee is not actively engaged in the duties of Creative and Design Chief for at least six months out of the twelve months immediately preceding the close of the fiscal year in which the Target EPS is achieved, the Corporation shall not be required to grant the EPS Option.

             (c)            Insufficient Shares. In the event that the Corporation does not have a sufficient number of shares of common stock available for grant of the EPS Option under the Plan, or any successor plan or under its charter for issuance of shares subject to the EPS Option upon exercise, the Corporation shall undertake to increase the number of shares available for issuance under the Plan or any successor plan or amend the Corporation’s charter to increase the number of authorized shares, as applicable, to allow for the grant of the EPS Option under the Plan or such successor plan, or for issuance of shares subject to the EPS Option upon exercise, in each case, subject to receipt of stockholder approval therefor.

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             (d)            Implications of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In the event that compliance with the HSR Act shall be required prior to exercise of all or any portion of the EPS Option, the Corporation and the Employee agree to promptly make all necessary notifications or other filings required by the HSR Act and to cooperate with one another to supply promptly any information and documentation that may be required or requested by the Department of Justice or the Federal Trade Commission pursuant to the HSR Act. The Corporation shall pay applicable filing fees and reasonable attorneys’ fees of the Employee incurred in connection with the preparation and filing of all documentation required or requested pursuant to the HSR Act. The Employee and the Corporation acknowledge and agree that, to the extent that the HSR Act is applicable to the exercise of the EPS Option contemplated hereby, the exercise of the EPS Option shall be conditioned upon and subject to compliance with the HSR Act.”

k.              Section 5.3 of the Employment Agreement shall be amended so that the last sentence thereof shall be deleted in its entirety and in lieu thereof the following shall be inserted with the remainder of the Section remaining unchanged:

“Such amount shall be payable in installments as follows: (i) fifty (50%) percent of the amount due pursuant to the terms of this Section 5.3 upon termination of the Agreement and (ii) fifty (50%) percent in equal annual installments beginning on the later of the January 2 immediately following such termination and January 2, 2018, and each January 2 thereafter until December 31, 2023.”

l.               Section 5.5(a)(ii) of the Employment Agreement shall be deleted in its entirety and in lieu thereof the following paragraph shall be inserted with the remainder of the Section remaining unchanged:

           “(ii)          the Corporation shall make a lump sum cash payment to the Employee within ten (10) days of the date of termination in an amount equal to (i) the amount of compensation that is accrued and unpaid through the date of termination pursuant to Section 4 of this Agreement plus (ii) the sum of Thirty-Five Million Dollars ($35,000,000.00).”

m.             Section 5.6 of the Employment Agreement shall be amended by adding at the end thereof the following sentence:

            “Notwithstanding the foregoing, a Change of Control shall be deemed not to have occurred until there shall have occurred a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Internal Revenue Code (“Code”) Section 409A(a)(2)(v).”

n.             Section 5.5(b)(i) of the Employment Agreement shall be amended by adding at the end thereof the following sentence:

                 “Any Gross Up Payment shall be determined promptly after the event or series of events that give rise to the excise tax under Section 4999 (but not later than 30 days after any such event), and shall be paid to the Employee in a single sum within 30 days after the Corporation’s determination of the Gross Up Payment under this Section 5.5(b)(i).”

o.             Section 5.8 of the Employment Agreement shall be amended so that the first sentence thereof shall be deleted in its entirety and in lieu thereof the following shall be inserted with the remainder of the Section remaining unchanged:

                 “Payment of severance hereunder pursuant to Section 5.3 or Section 5.5 is conditioned on Employee’s executing within 30 days following the event or condition giving rise to a severance payment, and not revoking, a general release in such form as shall be reasonably requested by the Corporation.”

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p.          A new Section 5.9 shall be added to the Employment Agreement, immediately following Section 5.8, which shall read as follows:

             “5.9          REQUIRED DELAY IN PAYMENTS. In the event that the Employee is a “specified employee”, within the meaning of Internal Revenue Code Section 409A(a)(2)(B), no distribution of deferred compensation that is subject to the requirements of Internal Revenue Code Section 409A, by reason of separation from service, shall be made before the date which is six months after the date of separation from service (or, if earlier, the date of death of the Employee), except as further set forth under such Section 409A(a)(2)(B).”

q.          Section 6.1 of the Employment Agreement shall be amended so that the first sentence thereof shall be deleted in its entirety and in lieu thereof the following shall be inserted with the remainder of the Section remaining unchanged:

             “In the event that the Employee has not had a separation from employment (by reason of disability or otherwise) but is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than three months under an accident and health plan covering employees of the Corporation, and before Employee has become “Rehabilitated” (as hereinafter defined), a majority of the unaffiliated members of the Board of Directors may vote to determine that Employee is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment and upon the date of such majority vote, Employee shall be deemed to be suffering from a “Total Disability.” ”

2. Except as modified hereby, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Second Amendment as of the date first set forth above.

STEVEN MADDEN, LTD.

Date: February 16, 2012	By:	/s/ Edward R. Rosenfeld
	Name:	Edward R. Rosenfeld
	Title:	Chief Executive Officer

Date: February 16, 2012	/s/ Steven Madden
STEVEN MADDEN

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EXHIBIT A

Employment Agreement

See attached.

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EXHIBIT B

Base Salary

	2012	2013	2014	2015	2016-2023
Basic Base Salary	$5,416,667	$7,416,667	$9,666,667	$11,916,667	$10,697,917
Under Additional Restricted Shares Amendment	$5,416,667	$4,000,000	$6,125,000	$8,250,000	$7,026,042
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EXHIBIT C

Form of Promissory Note

See attached.

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AMENDMENT TO THIRD AMENDED EMPLOYMENT AGREEMENT

This Amendment dated as of December 14, 2009 (this “Amendment”) to that certain Third Amended Employment Agreement by and between Steven Madden, Ltd., a Delaware corporation (the “Company”), and Steven Madden (the “Employee”) ..

W I T N E S S E T H:

WHEREAS, the Company and the Employee are parties to that certain Third Amended Employment Agreement executed as of July 15, 2005 and effective as of July 1, 2005 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Company believes it to be in the best interests of the Company to extend the term of the Employment Agreement to further secure the services of the Employee for five years beyond the term reflected in the Employment Agreement and the Employee is agreeable to such extension;.

NOW, THEREFORE, in consideration of the agreement of the parties contained herein and for ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,, and intending to be legally bound, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, the Employment Agreement is amended as follows:

a.	Section 3 of the Employment Agreement shall be deleted in its entirety and in lieu thereof the following paragraph shall be inserted:

“Section 3. TERM OF EMPLOYMENT. The term of Employee’s employment, unless sooner terminated as provided herein, shall commence on the Effective Date of this Third Amended Employment Agreement and end on December 31, 2019 (the “Term”).”

2.	Except as modified hereby, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment of date first set forth above.

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Name:	Edward R. Rosenfeld
Title:	Chief Executive Officer

/s/ Steven Madden
STEVEN MADDEN

THIRD AMENDED EMPLOYMENT AGREEMENT

THIRD AMENDED EMPLOYMENT AGREEMENT, executed as of July 15, 2005, with an effective date of July 1, 2005, by and between STEVEN MADDEN, LTD., a Delaware corporation with offices at 52-16 Barnett Avenue, Long Island City, N.Y. 11104 (the “Corporation”), and STEVEN MADDEN, an individual residing at 175 East 73rd Street, New York, New York 10021 (“Employee’).

WITNESSETH:

WHEREAS, Employee is the founder of the Corporation and has been the Creative and Design Chief since July 1, 2001 and prior thereto had been the Chief Executive Officer and a director of the Corporation from its inception through May 21, 2001 and has previously served as President and Chairman of the Board of the Corporation;

WHEREAS, the Corporation entered into an employment agreement with Employee dated as of September 1, 1993, which employment agreement was amended by an amended employment agreement dated as of July 29, 1997 and amended as of February 28, 2000, and which employment agreement was further amended by a Second Amended Employment Agreement dated as of May 21, 2001 and amended by the Stipulation and Agreement of Compromise, Settlement and Release dated July 16,2003 relating to certain derivative actions referred to therein (the “Prior Employment Agreement”, which Prior Employment Agreement has a term ending on June 30, 2012;

WHEREAS, the Corporation and Employee believe that it is in the best interests of the Corporation for Employee to continue his duties as Creative and Design Chief;

WHEREAS, the Corporation recognizes that Employee’s talents and abilities are unique and have been integral to the success of the Corporation and that Employee’s contribution to the growth and success of the Corporation will be substantial and the Corporation desires to provide for the continued employment of Employee over an extended period of time and to make employment arrangements that will reinforce and encourage Employee’s attention, dedication and creative talents to the Corporation;

WHEREAS, the Corporation and Employee recognize that the Corporation’s trademarks and/or service marks and other proprietary rights, including the rights it owns with respect to Employee’s name, in whole or in part, and any derivations thereof, in plain block letters, stylized letters, logo formats or signature formats (“Employee’s Name”), are critically important to the Corporation’s success and its competitive position in the future; and

WHEREAS, the Corporation and Employee wish to amend and restate the Prior Employment Agreement in order to, among other things, (i) provide that Employee continue in the position of Creative and Design Chief,(ii) extend the term of Employee’s employment by the Corporation and (iii)modify and amend the compensation and other provisions of the Prior Employment Agreement including to decrease Employee’s base salary and amend the bonus provisions.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

Section 1.          EMPLOYMENT. The Corporation hereby employs Employee and Employee hereby accepts such employment, as an employee of the Corporation, subject to the terms and conditions set forth in this Agreement.

Section 2.          DUTIES. Employee shall serve as the Creative and Design Chief of the Corporation and shall properly perform such duties as may be assigned to him from time to time by the Chief Executive Officer of the Corporation, including (i) managing the design and creative function of the Corporation, (ii) recommending the hiring of and managing designers and creative personnel, including artists for shoes, apparel, accessories and other products,(iii) coordinating the artistic and promotional aspects of the Corporation’s business and (iv) representing the Corporation in the fashion industry. During the Term (as hereinafter defined) of this Agreement, Employee shall devote substantially all of his business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board of Directors of the Corporation (the “Board of Directors”). Employee shall not engage in any other significant business activity that would detract from his ability to perform services to the Corporation.

Section 3.          TERM OF EMPLOYMENT. The term of Employee’s employment, unless sooner terminated as provided herein, shall be for a period of ten (10) years commencing on the date of this Third Amended Employment Agreement and ending ten (10) years thereafter (the “Term”).

Section 4. COMPENSATION OF EMPLOYEE.

4.1          BASE SALARY. During the Term, the Corporation shall pay to Employee an annual base salary of Six Hundred Thousand Dollars ($600,000.00) for his services hereunder, less such deductions as shall be required to be withheld by applicable law and regulations. The annual base salary shall for each of the third, fifth, seventh and ninth years of this Agreement increase by seven (7%) percent on a compound basis as an agreed upon cost of living adjustment. The Board of Directors may increase (but not decrease) Employee’s base salary at any time. Employee’s base salary, as in effect at any time, is hereinafter referred to as the “Base Salary.”

4.2          TIME OF PAYMENT. Employee’s Base Salary shall be paid in substantially equal installments on a basis consistent with the Corporation’s payroll practices for the Corporation’s employees.

4.3          ANNUAL BONUS. For each fiscal year that occurs during the Term, the Corporation shall pay Employee a cash bonus in an amount determined by the Board of Directors, which amount shall be not less than two percent (2%) of the Corporation’s earnings for such fiscal year before interest, tax, depreciation and amortization (the “Cash Bonus”). Employee’s Cash Bonus for any fiscal year shall be based on audited financial statements of the Corporation for such fiscal year and shall be paid to Employee no later than April 15 of the year immediately following such fiscal year. The Corporation shall not be required to pay, and Employee shall not be entitled to demand, a Cash Bonus for any fiscal year that Employee is not actively engaged in the duties of Creative and Design Chief for at least six months, provided, however, that Employee shall be entitled to demand a pro-rated Cash Bonus for any fiscal year in which he is actively engaged in the duties of Creative and Design Chief for at least six (6) months which Cash Bonus shall be prorated in accordance with the number of full calendar months during such fiscal year that Employee was actively engaged in the duties of Creative and Design Chief.

4.4          ANNUAL STOCK OPTION GRANT. Subject to the availability of shares under the Corporation’s 1999 Stock Plan (the “1999 Plan”) or any other qualified or non-qualified stock incentive plan designated by the Board of Directors and approved by the Corporation’s stockholders, on or about the date of the Corporation’s annual meeting (but not later than June 30th) for each year of the Term (beginning in 2006) (each, a “Grant Date”), Employee shall be eligible for an option (“Annual Option’”) to purchase shares of common stock of the Corporation in an amount equal to not less than 100% of the largest aggregate amount of annual option grants to any other continuing full-time employee of the Corporation over the twelve (12) months up to and including the applicable Grant Date or otherwise with respect to the same option period (excluding sign-on or other grants outside of the ordinary course of such employee’s employment) (the “Base Amount”); provided, however, that the Board of Directors may determine, if consistent with the opinion of a qualified outside compensation consultant, that Employee is eligible to receive options to purchase between 100% and 150% of the Base Amount; provided further, however, that approval by the Corporation’s shareholders shall be required if Employee is to receive options to purchase in excess of 150% of the Base Amount. All Annual Options shall be subject to the final approval of the Board of Directors. The Annual Options granted pursuant to this Agreement shall be granted pursuant to the 1999 Stock Plan or any other qualified or non-qualified stock incentive plan designated by the Board of Directors, which other plan has been approved by the stockholders of the Corporation. The Annual Options shall vest quarterly over the one-year period following the Grant Date and shall be exercisable after vesting at a price equal to the closing price of the common stock of the Corporation on the Grant Date for a period of five years from the Grant Date, provided, however, that if Employee ceases to be an employee of the Corporation, the exercise period shall be shortened in accordance with the stock plan under which the Annual Option was granted. Notwithstanding anything to the contrary herein, if Employee is not actively engaged in the duties of Creative and Design Chief for at least six months out of the twelve months immediately preceding a Grant Date, the Corporation shall not be required to grant, and Employee shall not be eligible to receive, an Annual Option on such Grant Date.

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4.5          EXPENSES. During the Term, the Corporation shall promptly reimburse Employee for all reasonable and necessary travel expenses and other disbursements incurred by Employee on behalf of the Corporation, in performance of Employee’s duties hereunder, assuming Employee has received prior approval for such travel expenses and disbursements by the Corporation to the extent possible, consistent with corporate practice with respect to the reimbursement of expenses incurred by the Corporation’s employees.

4.6          NON-ACCOUNTABLE EXPENSE ALLOWANCE. The Corporation shall provide to Employee an annual Two Hundred Thousand Dollar ($200,000)non-accountable expense allowance (the “Non-Accountable Expense Allowance”), which amount will be payable in equal monthly installments. The Corporation shall not be required to pay, and Employee shall not be entitled to demand, the Non-Accountable Expense Allowance for any month that Employee is not actively engaged in the duties of Creative and Design Chief.

4.7          BENEFITS. During the period that Employee is actively engaged in the duties of Creative and Design Chief, Employee shall be entitled to participate in such pension, profit sharing, group insurance, option plans, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its employees.

4.8          DEFERRAL OF COMPENSATION. Notwithstanding anything to the contrary in this Agreement, any remuneration under this Agreement or any other agreements to which the Corporation and Employee are parties in respect of employment that is not deductible for any taxable year of the Corporation because of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), will be deferred until the first day that any excess remuneration becomes deductible under Section I62(m) or by virtue of its repeal or amendment. Any such deferred payment will bear interest at the prime rate plus one beginning with the date such payment is first deferred. Notwithstanding any provision in this Agreement to the contrary, this Section 4.8 shall survive the termination of this Agreement.

4.9          LOANS TO EMPLOYEE. From time to time during the Term, at Employee’s request, Employee may borrow funds from the Corporation, provided, that, at any time the aggregate amount of any such borrowings shall not exceed the amount of Employee’s remuneration that has been deferred pursuant to Section 4.8. Employee shall be required to pay interest on such borrowings at a rate equal to the prime rate plus one and such borrowings will be subject to any additional terms and conditions as reasonably determined by the Board of Directors.

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4.10          NEW BUSINESS BONUS. For each fiscal year that occurs during the Term, the Corporation shall pay Employee a cash bonus in respect of new business (as hereinafter defined) in an amount to be determined by the Board of Directors, which amount shall not be less than two and one-half (2.5%) percent of new business gross direct revenues (i.e., direct revenues from new business as hereinafter defined except new business license or other fee income) and not less than ten (10%) percent of all license or other fee income above two million ($2,000,000.00) dollars. For the purposes of this paragraph, the term new business shall mean business that the Corporation is not engaged in as of the date hereof, including, but not limited to, business from or associated with (i) new lines, labels or brands, whether they be licensed or owned by the Corporation and whether they are part of or replace an existing division or are part of a new division (e.g., a new line, label or brand sold by the Corporation to department stores and/or mid-tier retailers, including a Steve Madden diffusion line, label or brand), (ii) the expansion into categories of products not presently part of the Corporation’s products and (iii) the expansion internationally into territories not presently sold by the Corporation; provided, however, that new business shall in no event include any line, label or brand that exists as of the date hereof, even if the name thereof shall be changed. Employee’s New Business Bonus for any fiscal year shall be determined, in good faith, by the Compensation Committee of the Board of Directors, in consultation with the Corporation’s Chief Executive Officer and Chief Financial Officer, based on audited financial statements of the Corporation for such fiscal year and the Corporation’s accounting books and records (such determination (the “Committee Amount”) to be set forth in a written notice sent to Employee at least 30 days prior to the payment of such bonus), and shall be paid to Employee no later than April 15 of the year immediately following such fiscal year. In the event that Employee objects to the calculation of the New Business Bonus for any fiscal year, Employee shall set forth his objection, in reasonable detail, in a written notice sent to the Corporation within 30 business days, whereupon the Corporation shall cause such calculation to be reviewed by Brian Ziegler of the firm of Certilman Balin or such other person as shall be mutually agreed upon by the parties hereto (the “Third Party”) within 30 business days of the receipt of such objection notice. The Third Party shall report to the Corporation, in writing, his calculation of the New Business Bonus amount (the “Third Party’s Amount”), and if the Third Party’s Amount is within 5% of the Committee Amount, Employee shall pay the cost of such review and the amount of the New Business Bonus shall remain unchanged. If the Third Party’s Amount differs from the Committee Amount by 5% or more, then the Corporation shall pay the cost of such review and the amount of the New Business Bonus shall be adjusted to equal the Third Party’s Amount (it being agreed that if the New Business Bonus shall have already been paid to Employee, in the case of a decrease in the amount thereof, Employee shall remit the difference to the Corporation, and in the case of an increase in the amount thereof, the Corporation shall pay Employee the difference, in each case, promptly, and, in any event, within 30 business days.

4.11          EFFECT OF RESTATEMENTS. In the event that the Corporation’s financials are restated for any time period for which Employee pursuant to Section 4.3 or Section 4.10, upon the written request of the Compensation Committee, Employee shall promptly refund to the Corporation such amount as the Compensation Committee in good faith determines that Employee would not have been entitled to if the restated financials had been the financials on the basis of which the bonus had been paid (net of any taxes previously paid by Employee thereon with respect to which, in the reasonable opinion of counsel to Employee, Employee is time-barred from seeking a refund).

Section 5.          TERMINATION.

5.1          DEATH OR TOTAL DISABILITY.

(a)          Death. This Agreement shall terminate upon the death of Employee; provided, however, that the Corporation shall continue to pay to the estate of Employee the Base Salary as set forth in Section 4.1 hereof for the twelve (12) month period immediately subsequent to the date of Employee’s death.

(b)          Total Disability. In the event Employee is discharged due to a “Total Disability” (as defined in Section 6.1 below), then this Agreement shall be deemed terminated and the Corporation shall be released from all obligations to Employee with respect to this Agreement, except obligations accrued prior to such termination and as provided in Section 6.2 hereof.

5.2          TERMINATION FOR CAUSE: EMPLOYEE’S RESIGNATION. In the event Employee is discharged “For Cause” (as defined below) or in the event Employee resigns (other than pursuant to Section 5.5 hereof), then upon such occurrence, this Agreement shall be deemed terminated and the Corporation shall be released from all obligations to Employee with respect to this Agreement, except obligations accrued prior to such termination.

5.3          TERMINATION OTHER THAN FOR CAUSE. In the event Employee is discharged other than “For Cause” or other than due to his death or “Total Disability,” then the Corporation shall pay Employee the balance of his Base Salary that would have been paid by the Corporation pursuant to Section 4.1 hereof over the full Term of the Agreement if the Corporation had not terminated this Agreement. Such amount shall be payable in installments as follows: (i)fifty (50%) percent of the amount due pursuant to the terms of this Section 5.3 upon termination of the Agreement and (ii) fifty (50%) percent in equal annual installments beginning on the June 30th immediately following such termination and each June 30th thereafter until June 30, 2015.

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5.4          “FOR CAUSE”. As used herein, the term “For Cause” shall mean:

(a)             the conviction of, or pleading guilty or nolo contendere to, any crime, whether or not involving the Corporation constituting a felony in the jurisdiction involved, which the Board of Directors, in its sole discretion, determines may have a material injurious effect on the Corporation;

(b)             the conviction of any crime involving moral turpitude or fraud; or

(c)             gross negligence or willful misconduct in the conduct of Employee’s duties or willful or repeated failure or refusal to perform such duties as may be delegated to Employee by the Chief Executive Officer which are consistent with Employee’s position, and that as to any conduct concerning this subsection (c), such conduct is not corrected by Employee within fourteen (14) days following receipt by Employee of written notice from the Chief Executive Officer, such notice to state with specificity the nature of the breach, failure or refusal, gross negligence or willful misconduct related to Employee’s employment with the Corporation.

5.5            TERMINATION UPON CHANGE OF CONTROL.

(a)             If, during the period commencing 120 days prior to a Change of Control and ending on the first anniversary of a Change of Control, Employee’s employment shall have been terminated by the Corporation (other than for Cause) or by Employee for Good Reason or if within 30 days following a Change of Control Employee shall terminate his employment with or without Good Reason:

(i)            all unvested options to acquire stock of the Corporation held by Employee shall vest on the date of termination;

(ii)           the Corporation shall make a lump sum cash payment to Employee within ten (10) days of the date of termination in an amount equal to (i) the amount of compensation that is accrued and unpaid through the date of termination pursuant to Section 4 of this Agreement and (ii) an amount equal to the product of (A) the number of years remaining in the Term of this Agreement (but not less than 5) and (B) the sum of (w) the Base Salary for the 12-month period ended on the preceding December 31 (or for the 12-month period ending on December 31, 2002, if greater), (x) the amount of the Annual Bonus earned pursuant to Section 4.3 (paid or accrued or which should have been paid or accrued) for the 12-month period ended on the preceding December 31 (or for the 12-month period ended on December 31, 2002, if greater), (y) the non-accountable expense allowance pursuant to Section 4.6 for the 12-month period ended on the preceding December 31 and (z) the amount of the New Business Bonus earned pursuant to Section 4.10 (paid or accrued or which should have been paid or accrued) for the 12-month period ended on the preceding December 31 (or for the 12-month period ending on December 31 during this Agreement in which the Employee received the greatest New Business Bonus, if greater).

(b)(i)                       In the event that any payment (or portion thereof) payable to Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation) is determined to be subject to an excise tax under Section 4999 of the Code (an “Excise Tax”), the Corporation shall pay to Employee an additional amount (the “Gross Up Payment”)which shall be equal to the sum of (1) the amount of the Excise Tax, plus (2) the amount of any interest, penalties or additions to tax which are imposed in connection with the imposition or collection of the Excise Tax, plus (3) the amount of all Federal, State or local income, excise or other taxes imposed on Employee by reason of the payments described in clause (1), clause (2) and this clause (3). For purposes of computing the Gross Up Payment, Employee shall be deemed to be subject to tax at the highest marginal rate under all applicable tax laws for the year in which the Gross Up Payment is made.

(ii)           All computations under this Section 5.5(b) shall be initially made by the Corporation and the Corporation shall provide written notice thereof to Employee in sufficient time to timely file all applicable tax returns. Upon Employee’s request, the Corporation shall provide Employee with sufficient data to enable Employee or his representative to independently compute the Gross Up Payment. If Employee gives written notice to the Corporation of any objection to the Corporation’s initial computation of the Gross Up Payment within 60 days of Employee’s receipt of written notice thereof, the dispute shall be resolved by tax counsel selected by the independent auditors of the Corporation. The Corporation shall pay all fees and expenses of such tax counsel. Pending resolution by tax counsel, the Corporation shall pay Employee the Gross Up Payment determined by it in good faith; if the dispute is resolved in favor of Employee, the Corporation shall make such additional payment as may be required within 60 days after tax counsel’s determination.

(iii)          The determination by such tax counsel shall be conclusive and binding upon all parties, other than the Internal Revenue Service, a court of competent jurisdiction, or another duly empowered government agency (a “Tax Authority”). In the event that a Tax Authority finally determines that an additional Excise Tax is owed by Employee, the Corporation shall promptly make an additional Gross Up Payment, determined as provided herein, with respect to such additional Excise Tax. If the Excise Tax paid by Employee is finally determined by a Tax Authority to exceed the amount required to have been paid, then Employee shall promptly repay any excess Gross Up Payment to the Corporation.

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5.6            “CHANGE OF CONTROL”. As used herein, the term “Change of Control” shall mean:

(a)            When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),and as used in Section 13(d) and 14(d) thereof including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Corporation or any subsidiary or any affiliate of the Corporation or any employee benefit plan sponsored or maintained by the Corporation or any subsidiary of the Corporation (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing a majority of the combined voting power of the Corporation’s then outstanding securities; or

(b)            When, during any period of twenty-four (24)consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (‘because they were directors at the beginning of such 24-month period) or through the operation of this proviso; or

(c)            The occurrence of a transaction requiring stockholder approval for the acquisition of the Corporation by an entity other than the Corporation or a subsidiary or an affiliated company of the Corporation through purchase of assets, or by merger, or otherwise.

5.7            “GOOD REASON” As used herein, the term “Good Reason” shall mean the occurrence of any of the following:

(a)            the assignment to Employee, without his consent, of any duties inconsistent in any substantial and negative respect with his positions, duties, responsibilities and status with the Corporation as contemplated hereunder, if not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Employee;

(b)           any removal of Employee, without his consent, from any positions Employee held as contemplated hereunder (except in connection with the termination of Employee’s employment by the Corporation For Cause or on account of Total Disability pursuant to the requirements of this Agreement or during any temporary removal due to disability so long as the Corporation continues to pay Employee the Base Salary hereunder), if not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Employee;

(c)            a reduction by the Corporation of Employee’s Base Salary as in effect as contemplated hereunder or a reduction in any formula used in computing Employee’s compensation pursuant to Section 4 of this Agreement, except in connection with the termination of Employee’s employment by the Corporation For Cause or due to Total Disability pursuant to the requirements of this Agreement;

(d)            any termination of Employee’s employment by the Corporation during the Term that is not effected pursuant to the requirements of this Agreement;

(e)            any material breach by the Corporation of the terms of this Agreement that is not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Employee;

(f)             the relocation of Employee’s work location, without Employee’s consent, to a place more than seventy five (75) miles from the location set forth herein; or

(g)            failure by any successor to the Corporation to expressly assume all obligations of the Corporation under this Agreement, which failure is not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Employee.

5.8            RELEASE. Payment of severance hereunder pursuant to Section 5.3 or Section 5.5 is conditioned on Employee’s executing and not revoking a general release in such form as shall be reasonably requested by the Corporation. The Corporation shall also execute a similar release in favor of Employee.

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Section 6.                 DISABILITY.

6.1            TOTAL DISABILITY. In the event that after Employee has failed, due to a disability, to have performed his regular and customary duties during a period of one hundred eighty (180) consecutive days (including weekends and holidays) or for any two hundred seventy (270) days (including weekends and holidays) out of any three hundred and sixty (360) day period, and before Employee has become “Rehabilitated” (as defined below) a majority of the unaffiliated members of the Board of Directors may vote to determine that Employee is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment and upon the date of such majority vote, Employee shall be deemed to be suffering from a “Total Disability.” As used herein, the term “Rehabilitated” shall mean such time as Employee is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and manner that he did so prior to his disability.

6.2            PAYMENT DURING DISABILITY. In the event Employee is unable to perform his duties hereunder by reason of a disability in accordance with the provisions of Section 6.1 above, the Corporation shall continue to pay Employee his Base Salary pursuant to Section 4.1 during the continuance of any such disability. Upon a determination of any Total Disability pursuant to the provisions of Section 6.1 above, the Corporation shall pay to Employee his Base Salary pursuant to Section 4.1 for the twelve (12) month period immediately subsequent to the date of determination of Total Disability.

Section 7.                VACATIONS. Employee shall be entitled to a vacation of four (4) weeks per year, during which period his Base Salary shall be paid in full. Employee shall take his vacation at such time or times as Employee and the Corporation shall determine is mutually convenient.

Section 8.                 DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee recognizes that he has had and will continue to have access to secret and confidential information regarding the Corporation or any of its affiliates, including, but not limited to, confidential information and trade secrets concerning the Corporation’s (or any of its affiliate’s) working methods, processes, business and other plans, programs, designs, marketing, promotion, sales activities, trading, investment, products, know-how, costs, credit and financial data, manufacturing processes, financing methods, profit formulas, customer names, customer requirements and supplier names. Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, Employee will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Employee during the course of his employment, which is treated as confidential by the Corporation, including but not limited to its customer list, and not otherwise in the public domain. The provisions of this Section 8 shall survive Employee’s employment hereunder.

Section 9.                 COVENANT NOT TO COMPETE.

(a)            Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Employee agree, and accordingly, Employee does hereby agree that, except as provided in Subsection (c) below, he shall not, directly or indirectly, at any time during the “Restricted Period” within the “Restricted Area” (as those terms are defined in Section 9(d) below), engage in any Competitive Business (as defined in Section 9(d) below), either on his own behalf or as an officer, director, stockholder, partner principal, trustee, investor, consultant, associate, employee, owner, agent, creditor, independent contractor, co venturer of any third party or in any other relationship or capacity.

(b)            Employee hereby agrees that he will not directly or indirectly, for or on behalf of himself or any third party, at any time during the Restricted Period (i) solicit any customers of the Corporation or (ii)solicit, employ or engage, or cause, encourage or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of the Corporation or any of its subsidiaries.

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(c)            This Section 9 shall not be construed to prevent Employee from owning, directly and indirectly, in the aggregate, an amount not exceeding one percent (1%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

(d)            The term “Restricted Period” as used in this Section 9 shall mean the period commencing on the date hereof and ending on the later of (1) June 30, 2015 or (ii) the date which is twelve (12) months after the date Employee is no longer employed by the Corporation. The term “Restricted Area” as used in this Section 9 shall mean anywhere in the world. The term “Competitive Business” as used in this Agreement shall mean the design, manufacture, sale, marketing or distribution of (i) branded or designer footwear, apparel, accessories and other products in the categories of products sold by, or under license from, the Corporation or any of its affiliates, (ii) jewelry and other giftware, (iii) cosmetics, fragrances and other health and beauty care items,(iv) housewares, furniture, home furnishings and related products and (v) other branded products related to fashion, cosmetics or lifestyle.

(e)            During and after Employee’s employment with the Corporation, Employee shall not disparage or otherwise make negative statements with regard to the Corporation, its past or then present officers, directors, employees, agents, representatives or products or services. The Corporation shall direct its employees, officers and directors not to disparage or make negative statements with regard to Employee. The foregoing shall not apply in the case of a termination For Cause nor shall it apply to prohibit truthful testimony in connection with legal process.

(f)             The provisions of this Section 9 shall survive the termination of Employee’s employment as provided hereunder.

(g)           Notwithstanding anything elsewhere contained herein, in the event Employee is no longer employed by the Corporation then Employee may work for any organization in any business that acts as an agent to sell and/or create products, as long as Employee sells and/or creates products solely and exclusively for the Corporation, and the same shall not be considered a violation of Employee’s covenants hereunder.

Section 10.              USE AND REGISTRATION OF EMPLOYEE’S NAME.

(a)            CONSENT. The Corporation and Employee recognize that the Corporation’s trademarks and/or service marks and other proprietary rights, including its rights to Employee’s Name, are important to the Corporation’s success and its competitive position. In addition to any previous assignments, Employee consents to the use of Employee’s Name as trademarks, service marks, corporate names and/or Internet domain name addresses of the Corporation (the “Marks”). Without limitation, Employee specifically consents to the registration by the Corporation of Employee’s Name as the Corporation’s Marks in perpetuity in any and all countries and jurisdictions throughout the world.

(b)            ASSIGNMENT. To the extent not previously assigned to the Corporation, Employee hereby sells, transfers and assigns to the Corporation and any successors or assignees of the Corporation, the exclusive right, title and interest to Employee’s Name, including the good will attached thereto, to use in connection with a Competitive Business. Employee acknowledges that as between Employee and the Corporation, the Corporation shall be deemed the sole owner of all right, title and interest in and to Employee’s Name throughout the world. Employee retains the right to the use of Employee’s Name for all non-commercial purposes and for use in connection with any business that is not a Competitive Business.

(c)            ADDITIONAL DOCUMENTS. Each of the Corporation and Employee hereby agree to execute any consent or similar form that the other reasonably believes is necessary to evidence and/or effectuate the rights granted under this Section. Employee agrees that from time to time, at the request of the Corporation or its successors, assignees or related companies, he shall, without the payment of additional consideration, execute such additional documents as are required or useful in obtaining registrations for any of the Marks that incorporate Employee’s Name, in whole or in part, in any country or jurisdiction. In furtherance of the Corporation’s rights in and to Employee’s Name and to the Marks, Employee grants the Corporation an irrevocable power of attorney to execute any and all documents as may be necessary or appropriate to effectuate such rights and confirm the Corporation’s ownership and registration rights in and to Employee’s Name and the Marks.

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(d)           ADDITIONAL RESTRICTIONS. Employee agrees never to challenge the Corporation’s ownership of Employee’s Name, or the validity of the Corporation’s ownership of the Marks or of any registration or application for registration thereof. Employee agrees that he shall not at any time use Employee’s Name, the Marks, or any other trademark, service mark, tradename, corporate name or domain name, or any other form of indicator of source, which is confusingly similar to Employee’s name or any derivative thereof or to the Marks, except for (i) the personal use of Employee’s name (ii) the use of Employee’s name in any business that is not a Competitive Business and (iii)uses which are specifically permitted in writing by the Corporation.

(e)            The obligations of this Section shall survive the termination of this Agreement.

Section 11.               INTELLECTUAL PROPERTY. All designs, copyright and other intellectual property created by or at the direction of Employee in the course of his employment by the Corporation shall be and remain the property of the Corporation without further act of either party. All copyrightable works that Employee creates shall be considered “works made for hire.” Employee shall, at the reasonable request of the Corporation, execute such documents as may be necessary to confirm or evidence the Corporation’s ownership of such property. The obligations of this Section shall survive the termination of this Agreement.

Section 12.               REASONABLENESS OF COVENANTS. Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9, 10, and 11 hereof. Employee agrees that said restraints are necessary for the reasonable and proper protection of the Corporation and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time, geographic area and otherwise. Employee further acknowledges that, in the event any provision of Sections 8, 9,10 and 11 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, too great a range of activities or otherwise, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

Section 13.              MISCELLANEOUS.

13.1          ENFORCEMENT OF COVENANTS. The parties hereto agree that Employee is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and in the event of a breach of any covenant of Employee herein, the injury or imminent injury to the value and goodwill of the Corporation’s business could not be reasonably or adequately compensated in damages in an action at law. Employee therefore agrees that the Corporation, in addition to any other remedies available to it shall be entitled to seek specific performance, preliminary and permanent injunctive relief or any other equitable remedy against Employee, without the posting of a bond, in the event of any breach or threatened breach by Employee of any provision of this Agreement (including, but not limited to, the provisions of Sections 8, 9, 10, and 11). Without limiting the generality of the foregoing, if Employee breaches any provision of Section 8, 9, 10, or 11 hereof, such breach will entitle the Corporation to enjoin Employee from disclosing any confidential information to any Competitive Business, to enjoin such Competitive Business from receiving confidential information from Employee or using any such confidential information, and/or to enjoin Employee from rendering personal services to or in connection with such Competitive Business. Subject to Section 13.12, the rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

13.2         SEVERABILITY. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction or by a governmental agency, the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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13.3         NO DURESS; CONSULTATION OF COUNSEL. Employee hereby represents and warrants that Employee has entered into this Agreement voluntarily and not as a result of coercion, duress or undue influence. In addition, Employee hereby represents and warrants that Employee has read and fully understands the terms of this Agreement and has consulted with an attorney prior to executing this Agreement, including with respect to Section 12 hereof.

13.4          ASSIGNMENTS. Neither Employee nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other, except the Corporation may transfer its rights and duties in connection with a sale of all or substantially all of its assets or in connection with a business combination (subject to Section 5.5 hereof) and the Corporation may, at any time sell, assign or license the rights held by the Corporation with respect to Employee’s Name as set forth under Section 10 hereof.

13.5         ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Employee’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between Employee and the Corporation, including, but not limited to, the Prior Employment Agreement, and shall not be amended, modified or changed except by an instrument in writing executed by Employee and by an expressly authorized officer of the Corporation.

13.6         WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.7          BINDING EFFECT. This Agreement shall inure to the benefit of, be binding upon and enforceable against the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

13.8         HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.9          NOTICES. Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

13.10       GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State’s conflicts of laws principles and, subject to Section 13.12, each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

13.11       COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12        ARBITRATION. In the event of any dispute under or relating to any term of this Agreement (other than Sections 8, 9, 10 and 11), or the breach, validity or legality thereof, it is agreed that the same shall be submitted to binding arbitration before one arbitrator in New York City, New York pursuant to the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This arbitration provision shall remain in full force and effect in perpetuity notwithstanding the nature of any claim or defense hereunder.

13.13       IRC SECTION 409A. The parties agree that the intent of the parties is that the provisions of this Agreement be in full compliance with Internal Revenue Code Section 409A. Accordingly, the parties shall promptly amend this Agreement as necessary to bring the provisions of this Agreement into full compliance with the provisions of such Section and, in any event, the parties agree that this Agreement shall be administered and interpreted in full compliance with such Section.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

STEVEN MADDEN, LTD.

/s/ JAMIESON A. KARSON
Name: Jamieson A. Karson
Title: CEO

/s/ STEVEN MADDEN
STEVEN MADDEN
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